EXHIBIT 21

LIST OF SUBSIDIARIES

Jurisdiction
of
Name of Subsidiaries	Incorporation

100% Owned by Company

Industrias Universales Unidas de Mexico, S.A.	Tijuana, Mexico

Suoftec Light Metal Products B.V	Netherlands

Superior Engineered Technologies, Inc.	Delaware, U.S.A.

Superior — Ideal Inc.	Delaware, U.S.A.

Superior Industries de Mexico S.A. de C.V.	Chihuahua, Mexico

Superior Industries International Distribution Corporation	California, U.S.A.

Superior Industries International — Arkansas, Inc.	Arkansas, U.S.A.

Superior Industries International — California, Inc.	California, U.S.A.

Superior Industries International — Kansas, Inc.	Kansas, U.S.A.

Superior Industries International — Michigan, Inc.	Michigan, U.S.A.

Superior Industries International — Tennessee, LLC	Tennessee, U.S.A.

Superior Industries Management Corporation	California, U.S.A.

Superior Industries V.I., Inc.	Virgin Islands

Superior Performance Products Inc.	Canada

Superior Industries International — Michigan, LLC	Delaware

50% Owned by Company

Suoftec Light Metal Products Production & Distribution Ltd	Hungary

Topy-Superior Limited	Tokyo, Japan